Exhibit 99.1

FAQ’s – RentWay Field and Service Centers Only

September 18, 2006

Q: What happens if I have unused 2006 vacation?

A: As in the past, we are advising all employees to schedule and take their remaining 2006 vacation following the guidelines set forth in policy “HR 35”.

Q: If an employee is not offered a position with Rent-A-Center after the merger, will that person receive severance pay?

A: Again, Rent-A-Center has expressed an interest and need for essentially all RentWay field employees. Senior Management has made it very clear that all past employees will be welcomed back provided that their previous termination did not involved integrity related issues. We will provide specific store level and service center position descriptions and pay plans as soon as they are made available.

Q: What will happen to the Alan Wilkinson Fund?

A: We are in the process of “winding down” the Fund, and we are not accepting any new contributions. However, we are still accepting employee requests for financial assistance from the Fund. We will notify all employees when all of the money currently in the Fund has been distributed.

Q: What about the employee purchase program?

A: As you probably know by now, we have stopped the payroll deduction process for employee purchases. This was done to help ease the transition and integration of the two payroll systems. Employees can still purchase merchandise with cash, check or credit card. Also, Rent-A-Center does have an employee purchase program that will be available to you after the transaction closes. Finally, we expect that any balance owed will transfer over after the RentWay payroll is transitioned to Rent-A-Center.

Q: Do we need to do anything differently regarding our personal information changes (newborn baby, home address change, etc.) during this period of time?

A: No. Continue to process all of your personal information changes through the Human Resources Department at the Support Center in Erie. We will notify you when your contacts for these matters will change.

Q: What should we tell customers when they ask about the Rent-A-Center acquisition?

A: You can tell customers that Rent-A-Center has entered into an agreement to acquire RentWay. This transaction is subject to shareholder approval. We don’t know when the transaction will close, but it is anticipated during the fourth calendar quarter (October/November/December) of 2006. Until that time, it is business as usual. Assure customers that they will continue to receive the same level of excellent customer service that they are used to receiving.

BENEFITS:

Many questions have been submitted regarding benefit changes, including 401(k), etc. As stated previously, your RentWay service will carry over to Rent-A-Center for benefit eligibility and vesting purposes. Beyond that, specific benefit details need to be worked out. However, we know this is an important subject for everyone and we will continue to communicate the details as the merger closing nears.

Note: You can also continue to reference the Human Resources page of eOffice for additional details on your current RentWay benefits, the Employee Assistance Program (EAP), etc. Also, the past and current FAQ’s will be posted on eOffice under “What’s Hot” for you to review.

IMPORTANT INFORMATION

In connection with the proposed merger, Rent-Way has filed a preliminary proxy statement and intends to file a final proxy statement and related materials concerning the transaction with the U.S. Securities and Exchange Commission, or SEC.  THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND SHAREHOLDERS ARE URGED TO READ THEM CAREFULLY WHEN THEY BECOME AVAILABLE.  When available, Rent-Way will mail the final proxy statement and related materials to its shareholders.  When filed with the SEC, the final proxy statement and related materials will be available for free (along with any other document and reports filed by Rent Way with the SEC) at the SEC’s website, http://www.sec.gov, and at the Rent-Way’s website, http://www.rentway.com.

Participant Information

Rent-Way and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Rent-Way shareholders in connection with the proposed merger.  Certain information regarding the participants and their interests in the solicitation is set forth in the proxy statement for Rent-Way’s 2006 annual meeting of shareholders filed with the SEC on January 31, 2006, and a Form 10-K filed by Rent-Way with the SEC on December 29, 2005, both of which are available free of charge from the SEC and Rent-Way at their web sites as indicated above.  Information regarding the interests of these persons in the solicitation will be more specifically set forth in the final proxy statement concerning the proposed merger that will be filed by Rent-Way with the SEC and which will be available free of charge from the SEC and from Rent-Way at their websites, as indicated above.

In addition, Rent-A-Center and its officers and directors may be deemed to have participated in the solicitation of proxies from Rent-Way’s shareholders in favor of the approval of the acquisition.  Information concerning Rent-A-Center’s directors and executive officers is set forth in Rent-A-Center’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on March 31, 2006, and annual report on Form 10-K filed with the SEC on March 10, 2006.  These documents are available free of charge at the SEC’s website at www.sec.gov or by going to Rent-A-Center’s Investors Relations website at www.rentacenter.com.